Exhibit 99.2

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	2011 Year-to-Date Data
	9/30/2011	6/30/2011	3/31/2011

Operating activities:
Net income	$91,256	$57,904	$28,740
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Changes in operating assets and liabilities:
Accounts and notes receivable	(36,598)	(33,606)	(49,386)
Merchandise inventories	(52,141)	(42,762)	(20,695)
Accounts payable	81,188	50,033	72,742
Net change in other assets and liabilities	(18,465)	(23,321)	(8,096)
Other, net and other reconciling adjustments	42,886	31,517	21,214

Cash provided by operating activities of continuing operations	108,126	39,765	44,519

Cash used for investing activities of continuing operations	(24,835)	(13,704)	(7,097)

Cash used for financing activities of continuing operations	(45,488)	(25,941)	(10,684)

Net cash used for discontinued operations	(164)	(139)	(101)

Net increase (decrease) in cash and cash equivalents	37,639	(19)	26,637

Cash and cash equivalents at beginning of period	159,213	159,213	159,213

Cash and cash equivalents at end of period	$196,852	$159,194	$185,850

	2010 Year-to-Date Data
	12/31/2010	9/30/2010	6/30/2010	3/31/2010

Operating activities:
Net income	$110,579	$88,791	$57,286	$27,817
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Changes in operating assets and liabilities:
Accounts and notes receivable	24,611	(4,863)	28,604	18,446
Merchandise inventories	(41,315)	(51,840)	(30,622)	11,623
Accounts payable	(15,254)	39,296	31,638	(4,826)
Net change in other assets and liabilities	9,334	822	(10,900)	828
Other, net and other reconciling adjustments	55,228	33,985	24,732	13,282

Cash provided by operating activities of continuing operations	143,183	106,191	100,738	67,170

Cash used for investing activities of continuing operations	(37,423)	(24,711)	(18,687)	(7,857)

Cash used for financing activities of continuing operations	(41,023)	(31,068)	(19,609)	(8,632)

Net cash used for discontinued operations	(1,660)	(1,478)	(940)	(460)

Net increase in cash and cash equivalents	63,077	48,934	61,502	50,221
Cash and cash equivalents at beginning of period	96,136	96,136	96,136	96,136

Cash and cash equivalents at end of period	$159,213	$145,070	$157,638	$146,357

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	2009 Year-to-Date Data
	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Operating activities:
Net income	$104,658	$72,311	$37,624	$13,976
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Changes in operating assets and liabilities:
Accounts and notes receivable	19,255	8,427	19,055	8,408
Merchandise inventories	(13,528)	(5,330)	(34,326)	(39,624)
Accounts payable	33,963	35,903	56,709	58,982
Net change in other assets and liabilities	13,756	(5,998)	(18,479)	6,476
Other, net and other reconciling adjustments	59,934	43,565	48,576	33,533

Cash provided by operating activities of continuing operations	218,038	148,878	109,159	81,751

Cash used for investing activities of continuing operations	(21,215)	(14,042)	(9,737)	(1,139)

Cash used for financing activities of continuing operations	(181,830)	(173,403)	(167,669)	(155,117)

Net cash provided by discontinued operations	73,257	73,612	75,084	77,139

Net increase in cash and cash equivalents	88,250	35,045	6,837	2,634
Cash and cash equivalents at beginning of period	7,886	7,886	7,886	7,886

Cash and cash equivalents at end of period	$96,136	$42,931	$14,723	$10,520